Exhibit 99.1

Nuvation Bio Reports Second Quarter 2026 Financial Results and Provides Business Update

Achieved $31.7 million in second quarter 2026 total revenue, including $23.2 million in net product revenue for IBTROZI® (taletrectinib)

IBTROZI is the most prescribed ROS1 TKI in in both first-line and overall new patient starts in 2026 based on IQVIA claims from first five months of the year

~85% of the approximately 160 new patients were TKI-naïve, representing QoQ growth of ~30% in this setting

Announced positive updated long-term Phase 2 data for safusidenib and significant expansion of clinical program to address broad spectrum of IDH1-mutant glioma

Robust balance sheet with cash, cash equivalents, and marketable securities of $661.0 million as of June 30, 2026; additional $36.5 million in net proceeds secured in July 2026 from exercise of the convertible senior notes overallotment option

Company to host a conference call today at 8:00 am ET

NEW YORK—August 6, 2026— Nuvation Bio Inc. (NYSE: NUVB), a global oncology company focused on tackling some of the toughest challenges in cancer treatment, today reported financial results for the second quarter ended June 30, 2026, and provided a business update.

“IBTROZI is now the most prescribed ROS1 TKI in both first-line and overall new patient starts in 2026, based on IQVIA claims data from the first five months of the year, reflecting the medical community’s growing conviction that IBTROZI’s durability profile belongs at the front of the treatment sequence. Consistent with this, approximately 85% of new prescriptions this quarter were for TKI-naïve patients who have the potential to be on therapy for many years. The continued shift toward TKI-naïve use highlights the increasing recognition of our long-term follow-up data in TRUST-I, which show a confirmed 90% response rate and a median duration of response of 50 months,” said David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio. “This efficacy profile, combined with a generally tolerable safety profile and as the only brain-penetrant ROS1 inhibitor today without a CNS warning and precaution in its label, reinforces our belief that IBTROZI is becoming the standard of care for patients with advanced ROS1-positive NSCLC.”

Dr. Hung continued, “We are equally excited about the progress of safusidenib, with our updated Phase 2 data showing further deepening and durable responses in IDH1-mutant gliomas. We now plan to evaluate the potential of this investigational medicine across the broad spectrum of patients in hopes of fulfilling our ultimate goal of providing an effective therapy for nearly every patient with this disease. During the second quarter, we also strengthened our balance sheet through our convertible notes offering, providing us with the financial flexibility to continue to invest in growing our portfolio.”

Second Quarter 2026 and Recent Highlights:

IBTROZI® (taletrectinib), ROS1 inhibitor: Advanced ROS1+ NSCLC

•

In the second quarter of 2026, Nuvation Bio reported $23.2 million in net product revenues for IBTROZI, and a 25% quarter-over-quarter growth that reflects the continued adoption and durability of treatment.

•	Importantly, about 85% of the approximately 160 new patient starts were TKI-naïve, which is about a 30% quarter-over-quarter growth in this treatment setting.

•

In June 2026, Nuvation Bio announced that the UK Medicines and Healthcare products Regulatory Agency (MHRA) validated the Marketing Authorisation Application (MAA) submitted by partner Eisai Co., Ltd. for taletrectinib for the treatment of advanced ROS1-positive non-small cell lung cancer (ROS1+ NSCLC).

•

In May 2026, Nuvation Bio announced that the U.S. Food and Drug Administration (FDA) accepted a supplemental New Drug Application (sNDA) for IBTROZI with updated efficacy data in TKI-naïve and TKI-pretreated advanced ROS1+ NSCLC, with a target action date of January 4, 2027. The submission includes an additional 10 months of data from the pivotal TRUST-I and TRUST-II studies as of an August 2025 data cutoff, demonstrating a median duration of response (mDOR) of 49.7 months and median progression-free survival (mPFS) of 49.6 months in TKI-naïve patients in TRUST-I and mDOR of 19.4 months in TKI-pretreated patients in TRUST-II. In the TRUST-II study, the mDOR had not yet been reached in TKI-naïve patients at the time of the data cutoff and is subject to change as the data mature. Importantly, the safety profile remained consistent with prior reports, and no new signals were identified.

•

In May 2026, Nuvation Bio announced new patient-reported outcomes data from the pivotal TRUST-II study of IBTROZI in patients with advanced ROS1+ NSCLC, presented at the 2026 ASCO Annual Meeting. Findings showed that 88% of patients reported improved or stable global health quality-of-life scores at first assessment, cognitive function scores improved or remained stable throughout treatment, and patients experienced rapid relief from burdensome symptoms including cough and shortness of breath.

•

In May 2026, Nuvation Bio announced the successful completion of process technology transfer and product introduction to Thermo Fisher Scientific for U.S.-based manufacturing of drug product for IBTROZI, further securing critical drug supply for ROS1+ NSCLC patients and providers.

•

In April 2026, Nuvation Bio presented updated pooled results from the TRUST-I and TRUST-II studies of IBTROZI in both TKI-naïve and TKI-pretreated patients at the American Association for Cancer Research (AACR) Annual Meeting 2026. Notably, in the pooled TKI-naïve population, IBTROZI demonstrated robust confirmed overall response rates (cORR), mDOR and mPFS in TKI-naïve patients. Updated results from the TRUST-I study were also simultaneously published in the Journal of Clinical Oncology.

•

In April 2026, Nuvation Bio announced that taletrectinib (IBTROZI) has been added to the latest National Comprehensive Cancer Network® Clinical Practice Guidelines (NCCN Guidelines®) in Oncology for Central Nervous System (CNS) Cancers. Specifically, the NCCN Guidelines® for CNS Cancers now recommend taletrectinib (IBTROZI) as a systemic therapy option for ROS1+ NSCLC patients with brain metastases.

Safusidenib, mIDH1 inhibitor: IDH1-mutant glioma

•

In July 2026, Nuvation Bio announced updated positive long-term follow-up data from the Phase 2 (J201) study of safusidenib in patients with chemotherapy- and radiotherapy-naïve grade 2 IDH1-mutant glioma. Highlights of the findings, at a median of 38.8 months of follow-up, include the following:

•	The centrally assessed ORR, per Response Assessment in Neuro-Oncology (RANO) for low grade gliomas (LGG) criteria, was 51.9%.

•	Median PFS was not reached, and the 36-month PFS rate was 79.1%.

•	Responses were durable, with only one patient who had previously responded experiencing subsequent disease progression.

•	No new safety signals were identified.

•

In July 2026, Nuvation Bio also announced a significant expansion of the clinical development program for safusidenib supported by the updated long-term follow-up data from the Phase 2 (J201) study. The company initiated two new studies to evaluate safusidenib across the broader landscape of IDH1-mutant glioma: a pivotal Phase 3 study in patients with grade 2 IDH1-mutant glioma outside the U.S. (G307; NCT07712757) and a Phase 2 study in patients with IDH1-mutant glioma that has progressed after prior treatment with vorasidenib in the U.S. (G209; NCT07703436).

•

In April 2026, Nuvation Bio announced that it has acquired the Japan rights to safusidenib from Daiichi Sankyo, giving Nuvation Bio full global development and commercialization rights. The agreement also transfers ownership of the global clinical development program to Nuvation Bio, inclusive of clinical trials, past and current data generation, and future publications.

Drug-drug conjugate (DDC) platform: Solid tumors

•	Nuvation Bio continues to explore new preclinical candidates for this novel modality and aims to provide further updates by year-end 2026.

Corporate Update:

•

In July 2026, Nuvation Bio successfully completed a public offering of 0.75% Convertible Senior Notes with estimated net proceeds of approximately $279.1 million, net of fees and related reimbursements. In order to reduce dilution, the Company concurrently entered into capped call transactions at a cap price of $10.4580 per share, representing an 80.0% premium over the last reported sale price of $5.81 per share.

Second Quarter 2026 Financial Results

As of June 30, 2026, Nuvation Bio had cash, cash equivalents, and marketable securities of $661.0 million. This does not reflect net proceeds of $36.5 million from exercise of the overallotment option in the Company’s recent convertible senior notes offering, which occurred in July 2026.

Product Revenue, Net

To date, Nuvation Bio’s only source of product revenue remains from the U.S. sales of IBTROZI, which Nuvation Bio began distributing to its U.S. customers in June 2025. Net product revenue from U.S. sales of IBTROZI was approximately $23.2 million for the three months ended June 30, 2026.

Collaboration and License Agreements Revenue

For the three months ended June 30, 2026, collaboration and license agreements revenue was $8.5 million, compared to $3.6 million for the three months ended June 30, 2025. The increase is primarily due to a $3.6 million increase in product supply, and a $1.8 million increase in royalty revenue, offset by a $0.5 million decrease in research and development service revenue.

Taletrectinib was included in China’s National Reimbursement Drug List effective January 1, 2026. Royalty revenue for the quarter from collaboration agreements for China and Japan was $2.1 million.

Research and Development Expenses

For the three months ended June 30, 2026, research and development expenses were $30.7 million, compared to $27.4 million for the three months ended June 30, 2025. The increase was primarily due to $4.6 million increase in third-party costs related to clinical trial expense offset by a $1.3 million decrease in personnel costs as the prior period included a one-time stock-based compensation charge for performance-based awards that vested upon U.S. FDA approval of taletrectinib.

Selling, General and Administrative Expenses

For the three months ended June 30, 2026, selling, general, and administrative expenses were $42.6 million, compared to $38.5 million for the three months ended June 30, 2025. The increase was due to a $0.7 million increase in salaries and other benefits driven by the increase in headcount and stock-based compensation, $0.8 million increase in legal fees, $0.7 million increase in professional fees, $0.5 million increase in sales and marketing expenses, $0.3 million increase in foreign currency impact and a $1.1 million increase in miscellaneous expense.

Net income

For the three months ended June 30, 2026, Nuvation Bio reported a net loss of $62.8 million, or $(0.18) per share on a basic and diluted basis. The net loss for the comparable period in 2025 was $59.0 million, or $(0.17) per share on a basic and diluted basis.

Conference Call and Webcast

Nuvation Bio will host a conference call and webcast today, August 6, 2026, at 8:00 am ET to discuss its financial results for the second quarter of 2026 and provide business updates.

Investors and the general public are invited to listen to the live webcast and may register on the Investor Relations section of the Nuvation Bio website. To access the live conference call, participants can dial +1 833-461-5787 (U.S. toll-free) and enter access code 762246460. An archived recording will be available on Nuvation Bio’s website for 90 days following the event.

About ROS1+ NSCLC

Each year, more than one million people globally are diagnosed with non-small cell lung cancer (NSCLC), the most common form of lung cancer. It is estimated that approximately 2% of patients with NSCLC have ROS1+ disease. About 35% of patients newly diagnosed with metastatic ROS1+ NSCLC have tumors that have spread to their brain. The brain is also the most common site of disease progression, with about 50% of previously treated patients developing central nervous system (CNS) metastases.

About IBTROZI

IBTROZI is an oral, potent, CNS-active, selective, next-generation ROS1 inhibitor therapy. On June 11, 2025, following Priority Review and Breakthrough Therapy designations for both TKI-naive and TKI-pretreated disease, the U.S. Food and Drug Administration (FDA) approved taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1+ NSCLC. Learn more about taletrectinib in the U.S. at IBTROZI.com.

About the TRUST Clinical Program

The TRUST clinical program comprises three registrational studies evaluating the safety and efficacy of IBTROZI. TRUST-I (NCT04395677) and TRUST-II (NCT04919811) are Phase 2 single-arm studies evaluating IBTROZI for the treatment of adults with advanced ROS1+ NSCLC in China (N=173) and globally (N=189), respectively. The primary endpoint of both studies is confirmed objective response rate (cORR) as assessed by an independent review committee. TRUST-IV (NCT07154706) is a Phase 3 placebo-controlled study evaluating IBTROZI for the adjuvant treatment of adults with resected early-stage ROS1+ NSCLC. The study will enroll approximately 180 patients in the U.S., Canada, Europe, Japan and China. The primary endpoint is disease-free survival as determined by investigator, and the primary completion date is estimated to be in 2030. Nuvation Bio is also sponsoring TRUST-III (NCT06564324), a confirmatory randomized Phase 3 study evaluating IBTROZI versus crizotinib in 194 patients in China with advanced ROS1+ NSCLC who have not previously received ROS1 TKIs.

Indication

IBTROZI is indicated for the treatment of adult patients with locally advanced or metastatic ROS1+ non-small cell lung cancer (NSCLC).

IMPORTANT SAFETY INFORMATION FOR IBTROZI® (taletrectinib)

WARNINGS AND PRECAUTIONS

Hepatotoxicity: Hepatotoxicity, including drug-induced liver injury and fatal adverse reactions, can occur. 88% of patients experienced increased AST, including 10% Grade 3/4. 85% of patients experienced increased ALT, including 13% Grade 3/4. Fatal liver events occurred in 0.6% of patients. Median time to first onset of AST or ALT elevation was 15 days (range: 3 days to 20.8 months).

Increased AST or ALT each led to dose interruption in 7% of patients and dose reduction in 5% and 9% of patients, respectively. Permanent discontinuation was caused by increased AST, ALT, or bilirubin each in 0.3% and by hepatotoxicity in 0.6% of patients.

Concurrent elevations in AST or ALT ≥3 times the ULN and total bilirubin ≥2 times the ULN, with normal alkaline phosphatase, occurred in 0.6% of patients.

Interstitial Lung Disease (ILD)/Pneumonitis: Severe, life-threatening, or fatal ILD or pneumonitis can occur. ILD/pneumonitis occurred in 2.3% of patients, including 1.1% Grade 3/4. One fatal ILD case occurred at the 400 mg daily dose. Median time to first onset of ILD/pneumonitis was 3.8 months (range: 12 days to 11.8 months).

ILD/pneumonitis led to dose interruption in 1.1% of patients, dose reduction in 0.6% of patients, and permanent discontinuation in 0.6% of patients.

QTc Interval Prolongation: QTc interval prolongation can occur, which can increase the risk for ventricular tachyarrhythmias (e.g., torsades de pointes) or sudden death. IBTROZI prolongs the QTc interval in a concentration-dependent manner.

In patients who received IBTROZI and underwent at least one post baseline ECG, QTcF increase of >60 msec compared to baseline and QTcF >500 msec occurred in 13% and 2.6% of patients, respectively. 3.4% of patients experienced Grade ≥3. Median time from first dose of IBTROZI to onset of ECG QT prolongation was 22 days (range: 1 day to 38.7 months). Dose interruption and dose reduction each occurred in 2.8% of patients.

Significant QTc interval prolongation may occur when IBTROZI is taken with food, strong and moderate CYP3A inhibitors, and/or drugs with a known potential to prolong QTc. Administer IBTROZI on an empty stomach. Avoid concomitant use with strong and moderate CYP3A inhibitors and/or drugs with a known potential to prolong QTc.

Hyperuricemia: Hyperuricemia can occur and was reported in 14% of patients, with 16% of these requiring urate-lowering medication without pre-existing gout or hyperuricemia. 0.3% of patients experienced Grade ≥3. Median time to first onset was 2.1 months (range: 7 days to 35.8 months). Dose interruption occurred in 0.3% of patients.

Myalgia with Creatine Phosphokinase (CPK) Elevation: Myalgia with or without CPK elevation can occur. Myalgia occurred in 10% of patients. Median time to first onset was 11 days (range: 2 days to 10 months).

Concurrent myalgia with increased CPK within a 7-day time period occurred in 0.9% of patients. Dose interruption occurred in 0.3% of patients with myalgia and concurrent CPK elevation.

Skeletal Fractures: IBTROZI can increase the risk of fractures. ROS1 inhibitors as a class have been associated with skeletal fractures. 3.4% of patients experienced fractures, including 1.4% Grade 3. Some fractures occurred in the setting of a fall or other predisposing factors. Median time to first onset of fracture was 10.7 months (range: 26 days to 29.1 months). Dose interruption occurred in 0.3% of patients.

Embryo-Fetal Toxicity: Based on literature, animal studies, and its mechanism of action, IBTROZI can cause fetal harm when administered to a pregnant woman.

ADVERSE REACTIONS

Among patients who received IBTROZI, the most frequently reported adverse reactions (≥20%) were diarrhea (64%), nausea (47%), vomiting (43%), dizziness (22%), rash (22%), constipation (21%), and fatigue (20%).

The most frequently reported Grade 3/4 laboratory abnormalities (≥5%) were increased ALT (13%), increased AST (10%), decreased neutrophils (5%), and increased creatine phosphokinase (5%).

DRUG INTERACTIONS

•	Strong and Moderate CYP3A Inhibitors/CYP3A Inducers and Drugs that Prolong the QTc Interval: Avoid concomitant use.

•

Gastric Acid Reducing Agents: Avoid concomitant use with PPIs and H2 receptor antagonists. If an acid-reducing agent cannot be avoided, administer locally acting antacids at least 2 hours before or 2 hours after taking IBTROZI.

OTHER CONSIDERATIONS

•	Pregnancy: Please see important information in Warnings and Precautions under Embryo-Fetal Toxicity.

•	Lactation: Advise women not to breastfeed during treatment and for 3 weeks after the last dose.

•	Effect on Fertility: Based on findings in animals, IBTROZI may impair fertility in males and females. The effects on animal fertility were reversible.

•	Pediatric Use: The safety and effectiveness of IBTROZI in pediatric patients has not been established.

•

Photosensitivity: IBTROZI can cause photosensitivity. Advise patients to minimize sun exposure and to use sun protection, including broad-spectrum sunscreen, during treatment and for at least 5 days after discontinuation.

Please see accompanying full Prescribing Information.

About IDH1-mutant Glioma

Gliomas are the most common type of brain cancer in adults worldwide. In the U.S., nearly 2,500 people are diagnosed with IDH-mutant gliomas each year, of which more than 95% harbor a mutation in the IDH1 gene. Most patients are diagnosed in their 30s and 40s. While patients with IDH1 mutations generally have longer survival times than those with wild-type IDH1, gliomas are not currently curable and prognosis worsens for those with high-risk features, including high grade tumors.

About Safusidenib

Safusidenib is an investigational, oral, brain-penetrant, selective inhibitor of mutant IDH1. It is being studied in patient populations with significant unmet medical need, including settings where there are limited or no approved targeted treatment options. In Phase 1 and Phase 2 clinical studies, safusidenib demonstrated encouraging clinical activity, including delayed disease progression and durable responses across a range of tumor grades and risk groups, with a favorable risk-benefit profile. These early findings support further investigation of safusidenib in the currently enrolling Phase 3 SIGMA study, as well as in the Phase 3 G307 study outside the U.S. where vorasidenib is not yet approved or accessible and the Phase 2 G209 study in a post-vorasidenib setting.

About the SIGMA (G203) Study SIGMA is a pivotal Phase 3 study that will evaluate safusidenib compared to placebo as a maintenance therapy after standard-of-care in IDH1-mutant astrocytoma with high-risk features. The pivotal portion of the study will enroll approximately 300 patients.

A separate, exploratory, non-pivotal cohort will evaluate safusidenib in participants with grade 3 IDH1-mutant oligodendroglioma who have not yet received chemotherapy or radiotherapy. The primary endpoint is objective response rate. This cohort is expected to enroll approximately 40 patients.

About Nuvation Bio

Nuvation Bio is a global oncology company focused on tackling some of the toughest challenges in cancer treatment with the goal of developing therapies that create a profound, positive impact on patients’ lives. Our diverse pipeline includes taletrectinib (IBTROZI®), a next-generation ROS1 inhibitor; safusidenib, a brain-penetrant IDH1 inhibitor; and an innovative drug-drug conjugate (DDC) program.

Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York, San Francisco, Boston, and Shanghai. For more information, visit www.nuvationbio.com or follow the company on LinkedIn and X (@nuvationbioinc).

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements about IBTROZI and safusidenib’s therapeutic and commercial potential, Nuvation Bio’s belief that IBTROZI is becoming the standard of care in advanced ROS1+ NSCLC, Nuvation Bio’s plans to evaluate safusidenib across the broad spectrum of patients with IDH-1mutant glioma, and Nuvation Bio’s evaluation of additional preclinical candidates and timelines for further updates. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to whether Nuvation Bio is successful in commercializing IBTROZI; the challenges associated with conducting drug discovery and initiating or conducting clinical studies due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; whether Nuvation Bio meets its post-marketing requirements and commitments for IBTROZI; and competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-Q filed with the SEC on August 6, 2026 under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Media and Investor Contacts

Nuvation Bio Investor Contact

JR DeVita

ir@nuvationbio.com

Nuvation Bio Media Contact

Kaitlyn Nealy

media@nuvationbio.com

NUVATION BIO INC. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$258,604	$164,086
Accounts receivable, net of allowance for credit loss of $nil and nil, respectively	27,826	16,076
Inventory	19,901	11,411
Prepaid expenses and other current assets	13,861	11,536
Marketable securities	402,352	365,125
Interest receivable on marketable securities	3,888	3,285

Total current assets	726,432	571,519
Property and equipment, net of accumulated depreciation of $1,331 and $1,184, respectively	715	564
Intangible assets, net of accumulated amortization of $2,777 and $1,856, respectively	10,292	11,214
Operating lease right-of-use assets	3,240	3,918
Other non-current assets	3,824	7,607

Total assets	$744,503	$594,822

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,089	$9,479
Current operating lease liabilities	1,715	1,880
Contract liabilities, current portion	8,855	7,515
Liability related to revenue interest financing agreement, current portion	12,999	9,585
Short-term borrowings	5,893	5,724
Warrant liability	—	2,865
Accrued expenses	45,204	45,183

Total current liabilities	86,755	82,231
Contract liabilities, net of current portion	8,228	11,305
Non-current operating lease liabilities	1,910	2,543
Non-current liability related to revenue interest financing agreement, net of deferred financing costs of $3,818 and $4,241, respectively	151,122	145,819
Long-term borrowings, net of deferred financing costs of $3,042	—	47,208
Convertible debt, net of deferred financing costs of $7,376	242,624	—

Total liabilities	490,639	289,106

Stockholders’ equity
Class A and Class B common stock and additional paid in capital, $0.0001 par value per share; 1,060,000,000
(Class A 1,000,000,000, Class B 60,000,000) shares authorized as of June 30, 2026 and December 31, 2025, 349,822,479 (Class A 348,822,479, Class B 1,000,000) and 346,503,675 (Class A 345,503,675, Class B 1,000,000) shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	1,429,288	1,421,273
Accumulated deficit	(1,172,813)	(1,115,370)
Accumulated other comprehensive loss	(2,611)	(187)

Total stockholders’ equity	253,864	305,716

Total liabilities and stockholders’ equity	$744,503	$594,822

NUVATION BIO INC. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended March 31,
	2026	2025	2026	2025
Revenues:
Product revenue, net	$23,192	$1,238	$41,702	$1,238
Collaboration and license agreements revenue	8,495	3,595	73,213	6,679

Total revenues	31,687	4,833	114,915	7,917

Costs and expenses:
Cost of sales	911	172	1,286	172
Cost of collaboration and license agreements revenue	8,560	2,404	14,176	4,498
Research and development	30,661	27,362	65,708	51,963
Selling, general and administrative	42,591	38,484	80,900	73,877

Total costs and expenses	82,723	68,422	162,070	130,510

Income (loss) from operations	(51,036)	(63,589)	(47,155)	(122,593)

Other income (expense):
Interest income	4,596	4,780	9,704	10,101
Interest expense	(6,759)	(421)	(13,467)	(475)
Investment advisory fees	(184)	(182)	(379)	(385)
Loss on debt extinguishment	(9,472)	—	(9,472)	—
Change in fair value of warrant liability	—	454	2,865	(297)
Realized gain (loss) on marketable securities	9	(1)	17	2
Net gain (loss) on disposal of fixed assets	1	(34)	1	(34)
Other income (expense)	5	(14)	443	1,438

Total other (expense) income, net	(11,804)	4,582	(10,288)	10,350

Loss before income taxes	(62,840)	(59,007)	(57,443)	(112,243)
Provision for income taxes	—	—	—	—

Net loss	$(62,840)	$(59,007)	$(57,443)	$(112,243)

Net loss per share attributable to common stockholders, basic and diluted	$(0.18)	$(0.17)	$(0.17)	$(0.33)

Weighted average common shares outstanding, basic and diluted	348,770	340,746	348,055	339,685

Comprehensive income (loss):
Net loss	$(62,840)	$(59,007)	$(57,443)	$(112,243)
Other comprehensive loss, net of taxes:
Currency translation adjustment	(471)	(646)	(739)	(182)
Change in unrealized loss on available-for-sale securities	(463)	(225)	(1,685)	(718)

Comprehensive loss	$(63,774)	$(59,878)	$(59,867)	$(113,143)